EXHIBIT A

BILL OF SALE

OW Holdings, Inc., a Wyoming corporation (“Seller”), in consideration of the mutual promises contained in the Asset Purchase Agreement dated February 28, 2007 (the “APA”) by and between Seller and Sitestar Corporation, a Nevada corporation, (“Buyer”), does hereby grant, bargain, sell and convey unto Buyer substantially all it assets as more particularly described in the APA (the “Acquired Assets”), excepting only those assets described in the APA as “Excluded Assets”.

TO HAVE AND TO HOLD THE SAME unto the Buyer, its successors and assigns forever.

And Seller, for itself and its successors and assigns, does hereby covenant and agree to and with Buyer, its successors and assigns, that Seller is the lawful owner of the Acquired Assets and has good right to sell the same as aforesaid; that the same are free from all encumbrances, and, except as provided in the APA, that Seller will warrant and defend the sale of the Acquired Assets hereby made unto the Buyer, its successors and assigns, forever against all and every person or persons whomsoever, lawfully claiming or to claim the same.

This conveyance is without warranty either express or implied of any kind including any warranty of merchantability or fitness for any particular purpose except as may be expressly set forth in the APA referred to herein.

IN WITNESS WHEREOF, the Seller has caused these presents to be executed and delivered on and as of February 28, 2007.

OW Holdings, Inc. By ________________________________ Its: President